Exhibit 10.2

AppHarvest, Inc.

Employee Cash Incentive Plan

Plan Purpose

The AppHarvest, Inc. (the “Company” or “AppHarvest”) Employee Cash Incentive Plan (the “Plan”) has been established to help align participating AppHarvest employees’ goals and efforts with the Company’s goals and direction. Through the Plan, a portion of an eligible employee’s total cash compensation opportunity will be directly linked to the annual Company-wide performance. This gives eligible employees a clear and direct stake in the Company’s overall success. Subject to the terms of the Plan, achieving these goals will result in a cash incentive payment that rewards employees for their contributions toward the Company’s objectives.

In summary, this Plan is intended to:

•	encourage outstanding performance (both Company-wide and individual);
•	align and share the benefits of successful Company performance with eligible employees;
•	enhance teamwork; and
•	support a consistent process for establishing, measuring, and rewarding performance.

Eligibility and Participation

Eligible employees are all exempt employees who are customarily employed for at least 30 hours per work week and who have a start date prior to October 1 of the Performance Period (as defined below). Employee are required to have been employed during the Performance Period, to not be participants in another AppHarvest incentive program (e.g., the Piece-Rate Plan), and to be employed in Good Standing as of the date of payment of any incentive (“Eligible Employee”). Eligibility under the Plan may be affected by employment status as provided in more detail in the Employment Status Effect on Award section herein. “Good Standing” for purposes of the Plan shall mean that the employee is not on a performance improvement plan or under any other types of disciplinary action.

Except with respect to executive officers, the Committee (as defined below) may delegate the eligibility provisions of the Plan to the CEO at any time, whose decision will be final.

Authority and Administration

The Plan will be administered under the authority and subject to the approval of the Compensation Committee of the Board of Directors (the “Committee”). The Committee will approve the total amount to be paid under the Plan for each Performance Period and the specific amounts to be paid to the CEO and other executive officers.

The Chief Operating Officer is responsible for the preparation and coordination of all pertinent performance and award information required for Plan administration.

The Company reserves the right to modify, amend, cancel, or repeal the plan at any time.

Performance Period

The Performance Period is one year, directly coinciding with AppHarvest fiscal year.

Individual Incentive Targets

Each Eligible Employee will be assigned an individual incentive target. This target will be established considering job level, job role, job function, competitive benchmarks, as well as accomplishment within the employee’s job level. The Individual Inventive Target may be adjusted at the sole discretion of the Company due to company, job, performance, or market changes. Incentive Targets will be expressed as a percent of base salary.

Company-Wide Performance

The Committee shall approve the targeted Net Revenue, Adjusted EBITDA and Improvement Percentage in B-Corp Score that will be used as the metric for Company-wide Performance. The specific threshold and maximum for each will be performance values that will also be approved by the Committee. For purposes of the Company’s executive officers, amounts paid hereunder will be deemed to be cash-based performance awards for purposes of the Company’s 2021 Equity Incentive Plan (the “2021 Plan”).

A Payout Leverage Scale will be developed based on the set threshold, target and maximum Net Revenue, Adjusted EBITDA and Improvement Percentage in B-Corp Score. The Scale will have specific achievement levels assigned to each Net Revenue, Adjusted EBITDA and Improvement Percentage in B-Corp Score value, with the target value measuring 100% achievement. The minimum value to be achieved by the company will receive a 50% achievement factor (threshold) and the maximum value to be achieved will receive up to a 200% achievement factor.

At the end of the Performance Period, the level of Company-wide achievement will be determined by comparing the actual Net Revenue, actual Adjusted EBITDA and actual B-Corp Score to the established Net Revenue Target, Adjusted EBITDA Target and Improvement Percentage in the B-Corp Score target. The achievement factor assigned to the actual Net Revenue, actual Adjusted EBITDA and actual Improvement Percentage in B-Corp Score performance represents the Company-wide Achievement Factor. An achievement below the threshold will result in a 0% Company-wide Achievement Factor and an achievement above the maximum will result in up to a 200% Company- wide Achievement Factor. Within the range, achievement must meet or exceed the metric in order to qualify for the designated Payout.

Calculation of Actual Incentive Payout

The Actual Incentive Payout for each Eligible Employee is calculated by multiplying the Individual Incentive Target by the Individual Base Salary (“Target Incentive Amount”). The Target Incentive Amount is then multiplied by the Company-wide Achievement Factor (“Actual Incentive Payout”). If the Achievement Factor is 0% (threshold not met), there will be no Actual Incentive Payout. Any Actual Incentive Payout amount may be modified by the Committee or (other than with respect to executive officers) management, in their sole discretion, to reflect performance or other issues of Eligible Employees that they believe should be reflected in the Actual Incentive Payout.

Timing

Employees will be notified of their goals within the first quarter of a new Performance Period.

Finance will publish quarterly reports on the status of accomplishment of goals under the Plan versus objectives. However, due to the sensitivity of data certain measurements may not be published. The target payment date for Actual Incentive Payouts is expected to be within approximately 90 days of the end of a Performance Period (“Payment Date”). In no event shall Annual Incentive Payouts be paid later than March 31 of the year following the Performance Period.

Award Determination and Payout

For purposes of the Plan, base pay will be defined as actual base salary paid for the period employed during the Performance Period (exclusive of any other compensation, such as overtime, premium pay, stock compensation, relocation payments, or any other bonus payment or incentive award).

Incentive Targets

All modifications to individual participation levels and performance criteria are only valid with written approval of the COO and the CEO (or, in the case of executive officers, the Committee).

Transfer or Promotion to Different Incentive Level

If an Eligible Employee transfers from one unit to another or is assigned to a different job role during the Performance Period (or becomes eligible in the Plan during a Performance Period), the incentive target will be determined on a pro-rata basis, based on the number of months assigned to each unit. Partial months will be credited on a pro-rata basis. The Eligible Employee will be informed of a change in status at the time the change is made.

Relationship to Other Benefits

Payments under this Plan may be treated as earnings for purposes of the AppHarvest 401(k) within the provisions of the plan but will not be taken into account in determining life insurance and disability benefits.

Employment Status Effect on Award

If all other qualifications are met, the following changes in employment status during the year may affect eligibility.

No payment will be awarded to employees who are not in Good Standing, who voluntarily resign or are terminated for Cause as of the last day of the Performance Period. For purposes of this Plan, a termination for “Cause” shall mean a termination due to the employee’s failure to satisfactorily perform his or her duties in the opinion of management; the employee’s violation of Company policies, procedures or rules; the employee’s breach of his/her confidentiality or proprietary rights agreement, or the employee’s conviction of any crime that harms the Company’s image, in each case as determined in good faith by the employee’s manager or the Board of Directors of the Company.

Change in Employment Status	Impact on Actual Incentive Payout
Promotion mid (fiscal) year.	Pro-rated award based on time in position

New-hire employee after beginning of the fiscal year.	Pro-rated award based on time in position; no participation if start date is on or after October 1.

Movement from one level to another after the beginning of the plan year.	Pro-rated award based on time in position

Leave of absence	Employees on a leave of absence for a period of less than 30 days will receive their full award on the Payment Date. Employees on a leave of absence for a period of more than 30 days during any Performance Period will receive a pro-rated award on the Payment Date based on time in position, to the extent that they remain employed by Company on the last day of the Performance Period for which payment is to be made.

Involuntary termination (non-performance related)	No Award

Involuntary termination (due to death or Disability)	Pro-rated award based on time in position; “Disability” has the meaning set forth in the 2021 Plan.

Involuntary termination (all other)	No award

Voluntary resignation	No award

Not an employee on the date of payment	No Award

Beneficiary

An Eligible Employee may name a beneficiary to receive any Actual Incentive Payout earned up to the time of death. If such designation is not made, the beneficiary named for the regular employee benefit plans will be considered the named beneficiary.

Taxes

All amounts paid under the Plan shall be subject to applicable withholdings and deductions. The provisions of the Plan will be interpreted such that the payments hereunder are exempt from (or if not exempt from, compliant with) Section 409A of the Internal Revenue Code.

Amendment or Termination of Plan

The Board shall have the right to amend, modify or terminate the Plan at any time without notice.

Severability

If any provision of this Plan shall be declared illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining provisions of this Plan but shall be fully severable, and this Plan shall be construed and enforced as if said illegal or invalid provision had never been inserted herein.

Construction

The section headings are included only for convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of this Plan. Whenever appropriate, words used in the singular shall include the plural, or the plural may be read as the singular. When used herein, the masculine gender includes the feminine gender.

No Right to Continued Employment

Nothing in this Plan shall be construed to give any person the right to remain in the employ of the Company. The Company reserves the right to terminate the employment of any person at any time and for any reason.

Governing Law

The Plan shall be governed by, and construed and interpreted in accordance with, the laws of the State of Kentucky without regard to the conflict of law provisions thereof.